                                                                  EXECUTION COPY


                             [CANADIAN SUBSIDIARIES]

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                RECEIVABLES TRANSFER AND ADMINISTRATION AGREEMENT


                         Dated as of September 19, 1997

                                      Among

                              COLTEC INDUSTRIES INC

                                as Sellers' Agent


                 certain Canadian subsidiaries and affiliates of
                              Coltec Industries Inc

                                   as Sellers


                                       and


                            COLTEC NORTH CAROLINA INC

                                  as Purchaser

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                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----

ARTICLE I  DEFINITIONS........................................................1
         SECTION 1.01. Certain Defined Terms..................................1
         SECTION 1.02. Other Terms............................................6

ARTICLE II  AMOUNTS AND TERMS OF PURCHASES....................................6
         SECTION 2.01. Facility...............................................6
         SECTION 2.02. Making Purchases.......................................6
         SECTION 2.03. Collections; Purchase Price............................7
         SECTION 2.04. Settlement Procedures..................................7
         SECTION 2.05. Payments and Computations, Etc.........................8
         SECTION 2.06. Annual Rates of Interest...............................9

ARTICLE III  [reserved].......................................................9

ARTICLE IV  REPRESENTATIONS AND WARRANTIES....................................9
         SECTION 4.01. Representations and Warranties of the Sellers..........9

ARTICLE V  COVENANTS ........................................................12
         SECTION 5.01. Covenants of the Sellers..............................12
         SECTION 5.02. Covenant of the Sellers and the Purchaser.............16

ARTICLE VI  ADMINISTRATION AND COLLECTION....................................17
         SECTION 6.01. Undertaking to Collect and Administer Receivables.....17
         SECTION 6.02. Duties................................................17
         SECTION 6.03. Certain Rights of the Purchaser.......................18
         SECTION 6.04. Rights and Remedies...................................19
         SECTION 6.05. Transfer of Records to Purchaser......................19

ARTICLE VII  EVENTS OF TERMINATION...........................................20
         SECTION 7.01. Events of Termination.................................20
         SECTION 7.02  Individual Seller Termination.........................21

ARTICLE VIII  INDEMNIFICATION.21
         SECTION 8.01. Indemnities...........................................21

ARTICLE IX  MISCELLANEOUS.....23
         SECTION 9.01. Amendments, Etc.......................................23
         SECTION 9.02. Notices, Etc..........................................24
         SECTION 9.03. Binding Effect; Assignability.........................24
         SECTION 9.04. Costs, Expenses and Taxes.............................24
         SECTION 9.05. [reserved]............................................25

         SECTION 9.06. [reserved]............................................25
         SECTION 9.07. Governing Law.........................................25
         SECTION 9.08. Third Party Beneficiary...............................25
         SECTION 9.09. Execution in Counterparts.............................26


EXHIBITS(a)

EXHIBIT A           Form of Opinion of Counsel for the Sellers
EXHIBIT B           Credit and Collection Policy
EXHIBIT C           Lock-Box Banks


Attachment 1 - Form of Sale Assignment

SCHEDULES

Schedule 4.01(n)    List of Tradenames
Schedule 5.01(b)    Addresses of Sellers

                RECEIVABLES TRANSFER AND ADMINISTRATION AGREEMENT


     RECEIVABLES TRANSFER AND ADMINISTRATION AGREEMENT, dated as of September 19, 1997 (this "Agreement"), by and among COLTEC INDUSTRIES INC, a Pennsylvania corporation ("Coltec"), as agent for the Sellers (the "Sellers' Agent"), each of the persons listed on the signature page to this Agreement under the heading "Sellers" (each a "Seller" and collectively, the "Sellers") and COLTEC NORTH CAROLINA INC, a North Carolina corporation (the "Purchaser").

                             PRELIMINARY STATEMENTS

     1. Certain terms which are capitalized and used throughout this Agreement (in addition to those defined above) are defined in Article I of this Agreement.

     2. Each Seller has Receivables that it wishes to sell to the Purchaser, and the Purchaser is prepared to purchase such Receivables on the terms set forth herein.

     3. The Purchaser wishes to engage each of the Sellers to perform certain collection and administration duties with respect to the Receivables acquired by the Purchaser from such Seller.

     NOW, THEREFORE, the parties agree as follows:


                                    ARTICLE I

                                   DEFINITIONS

     SECTION 1.01. Certain Defined Terms.

     As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

Adverse Claim: means a lien, security interest, or other charge or encumbrance, or any other type of preferential arrangement other than inchoate liens, such as for taxes not yet due.

Affiliate: means, as to any Person, any other Person that, directly or indirectly, is in control of, is controlled by or is under common control with such Person or is a director or officer of such Person.

Alternate Base Rate: means a fluctuating interest rate per annum as shall be in effect from time to time, which rate shall be at all times equal to the lower of:

     (a) the rate of interest announced publicly by Credit Lyonnais New York Branch in New York, New York, from time to time as its prime rate, less 1.50% and

     (b) the Federal Funds Rate plus 0.50%.

Business Day: means any day on which banks are not authorized or required to close in the cities of New York, New York; Charlotte, North Carolina; or Toronto, Ontario, Canada.

Closing Date:  means September 22, 1997.

Collections: means, with respect to any Receivable, all cash collections and other cash proceeds of such Receivable, including, without limitation, all cash proceeds of Related Security with respect to such Receivable, and all funds deemed to have been received by the Seller or any other Person as a Collection pursuant to Section 2.04, but excluding any amounts representing GST.

Contract: means an agreement between the Seller and an Obligor pursuant to or under which such Obligor shall be obligated to pay for merchandise or services from time to time.

Credit Agreement: means the credit agreement, dated as of March 24, 1992, as amended and restated as of January 11, 1994 and as further amended and restated as of December 18, 1996, supplemented or restated from time to time, among Coltec Industries Inc, various banks, Bankers Trust Company, as administrative agent, Bank of America Illinois, as documentation agent, and The Chase Manhattan Bank, as syndication agent.

Credit and Collection Policy: means those receivables credit and collection policies and practices of the Sellers in effect on the date of this Agreement applicable to the Receivables and described in Exhibit B hereto, as modified in compliance with this Agreement.

Defaulted Receivable:  means a Receivable:

          (i) as to which any payment, or part thereof, remains unpaid for 60 days (or 90 days, subject to receipt by the Sellers' Agent of the Purchaser's written consent following revision by the Sellers of their reporting systems to further specify the aging of the Receivables) from the original due date for such payment;

          (ii) as to which the Obligor thereof or any other Person obligated thereon or owning any Related Security in respect thereof has taken any action, or suffered any event to occur, of the type described in Section 7.01(e); or

          (iii) which, consistent with the Credit and Collection Policy, would be written off as uncollectible.

Dilution: means, with respect to any Receivable, the aggregate amount of any reductions or adjustments in the Outstanding Balance of such Receivable as a result of any defective, rejected, returned, repossessed or foreclosed merchandise or services or any cash discount or other adjustment or setoff.

Discount Percentage: means, with respect to any Seller on any day prior to the day on which the Sellers' Agent completes its initial fair market valuation methodology, 2.50% and, thereafter, shall mean for each Fiscal Month the percentage set forth in such fair market valuation methodology with respect to such Seller, as adjusted periodically from time to time.

Event of Termination: has the meaning specified in Section 7.01.

Facility: means the commitment of the Purchaser to make Purchases of Receivables from the Sellers pursuant to the terms of this Agreement.

Facility Termination Date: means the earlier of (i) the date of termination of the Facility pursuant to Section 7.01 and (ii) the date which the Sellers' Agent designates by at least two Business Days' notice to the Purchaser.

Federal Funds Rate: means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Agent under the Sale Agreement from three federal funds brokers of recognized standing selected by it.

Fiscal Month: means each period specified as a "Fiscal Month" by the Seller's Agent to the Purchaser on a schedule provided as of the beginning of each fiscal year of the Seller's Agent.

General Trial Balance: of a Seller on any date means such Seller's accounts receivable trial balance (whether in the form of a computer printout, magnetic tape or diskette) on such date, listing Obligors and the Receivables respectively owed by such Obligors on such date together with the aged Outstanding Balances of such Receivables, in form and substance satisfactory to the Purchaser.

GST: means any tax imposed under Part IX of the Excise Tax Act (Canada) and any other similar goods and services tax or value added tax or other sales tax imposed by a Canadian province including Quebec Sales Tax.

Indemnified Amounts:  has the meaning specified in Section 8.01.

Lock-Box Account: means one or more accounts maintained for the purpose of receiving Collections.

Lock-Box Agreement: means an agreement relating to a Lock-Box Account between a Seller and any Lock-Box Bank in form and substance satisfactory to the Purchaser

(or its assignees or designees).

Lock-Box Bank: means any of the banks or other financial institutions holding one or more Lock-Box Accounts.

Long Term Contract: means any agreement between a Seller and an Obligor pursuant to or under which such Obligor shall be obligated to pay for merchandise or services from time to time, the term of which exceeds 12 months.

Monthly Report: means a report, in form and substance satisfactory to the Purchaser, furnished by each Seller to the Purchaser pursuant to Section 6.02(b).

Obligor: means a Person obligated to make payments to a Seller pursuant to a Contract.

Outstanding Balance: of any Receivable on any date means the outstanding principal balance thereof on such date.

Person: means an individual, partnership, corporation (including a business trust), joint stock company, limited liability company, trust, unincorporated association, joint venture or other entity, or a government or any political subdivision or agency thereof.

PPSA: The Personal Property Security Act (Ontario), as amended from time to time.

Purchase: means a purchase by the Purchaser of Receivables from a Seller pursuant to Article II.

Purchase Price: means, for any Receivable sold by a Seller during a Fiscal Month, the product of (a) the Outstanding Balance of such Receivable on the date such Receivable is sold to the Purchaser, and (b) the excess of 100% over the Discount Percentage in effect for such Fiscal Month.

Purchased Receivable: means any Receivable which has been sold by a Seller hereunder.

Receivable: means the indebtedness, excluding any amounts due that represent GST, of any Obligor resulting from the provision or sale of merchandise or services by a Seller under a Contract, and includes the right to payment of any interest or finance charges and other obligations of such Obligor with respect thereto provided, however that no Specified Boeing Receivable may at any time constitute a Receivable.

Related Security: means with respect to any Receivable:

          (i) all of the applicable Seller's interest in any merchandise (including returned merchandise) relating to any sale giving rise to such

     Receivable;

          (ii) all security interests or liens and property subject thereto from time to time purporting to secure payment of such Receivable, whether pursuant to the Contract related to such Receivable or otherwise, together with all financing statements signed by an Obligor describing any collateral securing such Receivable;

          (iii) all guaranties, proceeds from insurance policies and other agreements or arrangements of whatever character from time to time supporting or securing payment of such Receivable whether pursuant to the Contract related to such Receivable or otherwise;

          (iv) the Contract and all other books, records and other information (including, without limitation, computer programs, tapes, discs, punch cards, data processing software and related property and rights) relating to such Receivable and the related Obligor to the extent assignable or licensable under the related contract or license and applicable law; and

          (v) rights to payment under Long Term Contracts.

Sale Agreement: means that certain Receivables Purchase Agreement, dated as of the date hereof, among CNC Finance LLC, as seller, Atlantic Asset Securitization Corp., as a purchaser, The Industrial Bank of Japan, Limited, Lloyds Bank PLC, The Sumitomo Bank, Limited, Credit Lyonnais New York Branch, individually and as agent, and the Sellers' Agent, as collection agent, as amended or restated from time to time.

Securitized Receivable: means any Purchased Receivables that are transferred by the Purchaser to CNC Finance LLC under the Receivables Purchase and Contribution Agreement, dated as of the date hereof, by and between the Purchaser and CNC Finance LLC and, with respect to which Receivables, CNC Finance LLC sells, transfers or grants a security interest, or otherwise transfers an interest, in such Purchased Receivables in connection with a securitization transaction.

Settlement Date: means the thirteenth Business Day of each Fiscal Month (or if such day is not a Business Day, the immediately succeeding Business Day); provided, however, that following the occurrence of an Event of Termination, Settlement Dates shall occur on such days as are selected from time to time by the Purchaser or its designee in a written notice to each Seller.

Specified Boeing Receivable: means any indebtedness of The Boeing Company ("Boeing") owed to Menasco Aerospace Ltd., now Coltec Aerospace Canada Ltd. ("Menasco") that is subject to the terms and conditions of that certain Security Agreement, dated as of September 26, 1988, by and between Boeing and Menasco.

     SECTION 1.02 Other Terms.


     All accounting terms not specifically defined herein shall be construed in accordance with generally accepted accounting principles.

                                   ARTICLE II

                         AMOUNTS AND TERMS OF PURCHASES

     SECTION 2.01 Facility.

     On the terms and conditions hereinafter set forth and without recourse (except to the extent as is specifically provided herein), the Purchaser agrees to purchase Receivables from the Sellers as such Receivables arise during the period from the date hereof to the Facility Termination Date.

     SECTION 2.02 Making Purchases.

     (a) On the Closing Date, each Seller hereby sells, transfers, absolutely assigns, sets-over and conveys to the Purchaser all Receivables owned by such Seller as of the close of business on the Business Day immediately preceding the Closing Date. Each Seller hereby agrees, on each Business Day occurring after the Closing Date and prior to the Facility Termination Date, to sell, transfer, absolutely assign, set-over and convey to the Purchaser all Receivables owned by such Seller as of the close of business on the immediately preceding Business Day. Each Seller and the Purchaser shall enter into a certificate of assignment (the "Sale Assignment"), dated as of the date hereof, in the form of Attachment 1 hereto, evidencing such sale, transfer, absolute assignment, set-over and conveyance of such Receivables.

     (b) Upon the sale, transfer, absolute assignment, set-over and conveyance of the Purchased Receivables the ownership of each such Receivable shall be vested in the Purchaser and no Seller shall take any action inconsistent with such ownership and shall not claim any ownership interest in any such Purchased Receivable.

     (c) Each Seller shall indicate in its records that ownership of each Purchased Receivable is held by the Purchaser or its assignee. In addition, each Seller shall respond to any inquiries with respect to ownership of a Purchased Receivable by stating that it is no longer the owner of such Receivable and that ownership of such Purchased Receivable is held by the Purchaser or its assignee.

     (d) All payments of the Purchase Price of any Receivable payable in Canadian dollars shall be made in Canadian dollars.

     SECTION 2.03 Collections; Purchase Price.

     (a) On the Business Day following the Closing Date, the Purchaser shall pay each Seller an amount equal to the Purchase Price for all Receivables owned by such Seller as of the close of business on the last Business Day of the Seller's

August Fiscal Month and sold to the Purchaser on the Closing Date. On each Settlement Date, (i) each Seller shall deposit into an account of the Purchaser or the Purchaser's assignee all Collections of Purchased Receivables received during the related Fiscal Month and then held by the Seller, and (ii) the Purchaser shall pay each Seller in respect of all Receivables sold, transferred, absolutely assigned, set-over and conveyed by such Seller to the Purchaser during the immediately preceding Fiscal Month (except for the first Settlement Date, which shall relate only to Receivables sold, transferred, absolutely assigned, set-over and conveyed after the Closing Date) an amount equal to the aggregate Purchase Price of such Receivables. Each party's obligation to make payment of any amount under this Section 2.03(a) will be automatically satisfied and discharged and, if the aggregate amount that would otherwise have been payable by one party exceeds the aggregate amount that would otherwise have been payable by the other party, replaced by an obligation upon the party by whom the larger aggregate amount would have been payable to pay to the other party the excess of the larger aggregate amount over the smaller aggregate amount.

     (b) In the event that the Sellers' Agent believes that amounts which are not Collections of Purchased Receivables have been deposited into an account of the Purchaser or the Purchaser's assignee, the Sellers' Agent shall so advise the Purchaser and, on the Business Day following such identification, the Purchaser shall remit, or shall cause to be remitted, to the Sellers' Agent for the account of the applicable Seller, all amounts so deposited which are identified, to the Purchaser's satisfaction, as not being Collections of Receivables which are Purchased Receivables. Any amounts representing GST or collections of any Specified Boeing Receivable deposited into an account of the Purchaser or Purchaser's assignee shall be held in trust for the applicable Seller.

     SECTION 2.04 Settlement Procedures.

     (a) If on any day the Outstanding Balance of any Purchased Receivable is reduced or adjusted as a result of any defective, rejected, returned, repossessed or foreclosed merchandise or services or any cash discount or other similar adjustment made by a Seller, or any set-off or dispute in respect of any claim by the Obligor thereof against a Seller (whether such claim arises out of the same or a related transaction or an unrelated transaction but excluding adjustments, reductions or cancellations in respect of such Obligor's bankruptcy, insolvency or similar event), such Seller shall be deemed to have received on such day a Collection of such Purchased Receivable in the amount of such reduction or adjustment.

     (b) Upon discovery by a Seller or the Purchaser of a breach of any of the representations and warranties made by such Seller in Section 4.01(j) with respect to any Transferred Receivable transferred by such Seller, such party shall give prompt written notice thereof to the other party, as soon as practicable and in any event within three Business Days following such discovery. If such breach cannot be cured, such Seller shall, upon not less than two Business Days' notice from the Purchaser or its assignee or designee, repurchase such Transferred Receivable on the next succeeding Settlement Date for a repurchase price equal to the outstanding balance of such Transferred Receivable (which shall be calculated excluding the amount of the related GST). Each repurchase of a Transferred Receivable shall include the Related Security with respect to such Transferred Receivable. The proceeds of any such repurchase shall be deemed to be a Collection in respect of such Transferred Receivable. Such

Seller shall pay to the Purchaser on or prior to the next Settlement Date the repurchase price required to be paid pursuant to this subsection.

     (c) Except as stated in subsections (a) or (b) of this Section 2.04 or as otherwise required by law or the underlying Contract, all Collections from an Obligor of any Purchased Receivable shall be applied to the Receivables of such Obligor in the order of the age of such Receivables, starting with the oldest such Receivable, unless such Obligor designates its payment for application to specific Receivables.

     SECTION 2.05 Payments and Computations, Etc.

     (a) All amounts to be paid or deposited by any Party hereunder shall be paid or deposited no later than 11:00 A.M. (New York City time) on the day when due in same day funds to the account specified by the recipient of such funds to the payor as set forth in a written notice from time to time.

     (b) Each Seller shall, to the extent permitted by law, pay to the Purchaser interest on any amount not paid or deposited by such Seller (whether as Seller or otherwise) when due hereunder at an interest rate per annum equal to 2.0% per annum above the Alternate Base Rate, payable on demand.

     (c) All computations of interest and all computations of fees hereunder shall be made on the basis of a year of 360 days for the actual number of days (including the first but excluding the last day) elapsed. Whenever any payment or deposit to be made hereunder shall be due on a day other than a Business Day, such payment or deposit shall be made on the next succeeding Business Day and such extension of time shall be included in the computation of such payment or deposit.

     SECTION 2.06 Annual Rates of Interest.

     For the purposes of the Interest Act (Canada), whenever interest payable pursuant to this Agreement is calculated on the basis of a period other than a calendar year (the "Interest Period"), each rate of interest determined pursuant to such calculation expressed as an annual rate is equivalent to such rate as so determined multiplied by the actual number of days in the calendar year in which the same is to be ascertained and divided by the number of days in the Interest Period.



                                   ARTICLE III

                                   [reserved]

                                   ARTICLE IV

                         REPRESENTATIONS AND WARRANTIES

     SECTION 4.01 Representations and Warranties of the Sellers.

     Each Seller represents and warrants as follows:

     (a) Such Seller is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation, and is duly qualified to do business, and is in good standing, in every jurisdiction where the nature of its business requires it to be so qualified.

     (b) The execution, delivery and performance by such Seller of this Agreement and the other documents to be delivered by it hereunder, including such Seller's sale of Receivables hereunder and such Seller's use of the proceeds of Purchases, (i) are within such Seller's corporate powers, (ii) have been duly authorized by all necessary corporate action, (iii) do not contravene
(1) such Seller's charter or by-laws, (2) any law, rule or regulation applicable to such Seller, (3) any contractual restriction binding on or affecting such Seller or its property or (4) any order, writ, judgment, award, injunction or decree binding on or affecting such Seller or its property, and (iv) do not result in or require the creation of any Adverse Claim upon or with respect to any of its properties (except for the transfer of such Seller's interest in the Purchased Receivables pursuant to this Agreement). This Agreement has been duly executed and delivered by such Seller.

     (c) No authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body is required for the due execution, delivery and performance by such Seller of this Agreement or any other document to be delivered by it hereunder other than the filing of financing statements and similar documents as contemplated in Section 5.01(k)(i).

     (d) This Agreement constitutes the legal, valid and binding obligation of such Seller enforceable against such Seller in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

     (e) Each sale made pursuant to this Agreement will constitute a valid sale,

transfer, and assignment of the Purchased Receivables to the Purchaser, enforceable against creditors of, and purchasers from, such Seller. Following each such sale, such Seller shall have no remaining property interest in any Purchased Receivable.

     (f) The balance sheets of the Sellers' Agent and its consolidated subsidiaries for the most recently ended fiscal year, and the related statements of income and retained earnings of the Sellers' Agent and its consolidated subsidiaries for such fiscal year, copies of which have been furnished to the Purchaser, fairly present the financial condition of the Sellers' Agent and its subsidiaries as at the date of such balance sheets and the results of the operations of the Sellers' Agent and its consolidated subsidiaries for the period ended on such date, all in accordance with generally accepted accounting principles consistently applied, and since the date of such balance sheets there has been no material adverse change in the business, operations, property or financial or other condition of such Seller.

     (g) There are no actions, suits or proceedings pending or, to the best knowledge of such Seller, threatened (i) with respect to this Agreement or any documentation executed in connection herewith or the transactions contemplated hereby, (ii) with respect to the Credit Agreement or (iii) that are reasonably likely to materially and adversely affect the business, property, assets, conditions (financial or otherwise) or prospects of Coltec Industries Inc or Coltec Industries Inc and its Subsidiaries (as defined in the Sale Agreement) taken as a whole. Such Seller is not in default with respect to any order of any court, arbitration or governmental body, except for defaults that are not material to the business or operation of Coltec Industries Inc and its Subsidiaries (as defined in the Sale Agreement) taken as a whole.

     (h) No proceeds of any Purchase will be used to acquire any equity security of a class which is registered pursuant to Section 12 of the Securities Exchange Act of 1934.

     (i) No transaction contemplated hereby requires compliance with any bulk sales act or similar law.

     (j) Each Purchased Receivable, together with the Related Security, is owned (prior to its sale hereunder) by such Seller free and clear of any Adverse Claim (other than any Adverse Claim arising solely as the result of any action taken by the Purchaser). When the Purchaser makes a Purchase and when a Seller sells a Receivable to the Purchaser, the Purchaser shall acquire a valid and perfected first priority ownership or security interest of each such Purchased Receivable and the Related Security and Collections with respect thereto free and clear of any Adverse Claim (other than any Adverse Claim arising solely as the result of any action taken by the Purchaser), and no effective financing statement or other instrument similar in effect covering any Purchased Receivable, any interest therein, the Related Security or Collections with respect thereto is on file in any recording office except such as may be filed in favor of Purchaser in accordance with this Agreement or in connection with any Adverse Claim arising solely as the result of any action taken by the Purchaser.

     (k) All written information and each exhibit, financial statement, document, book, record or report furnished by such Seller to the Purchaser in connection with this Agreement is accurate in all material respects as of its date (except as otherwise disclosed in writing to the Purchaser at such time), and no such document contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained therein, in the light of the circumstances under which they were made, not misleading.

     (l) The principal place of business and chief executive office of such Seller and the office where such Seller keeps its records concerning the Purchased Receivables are located at the address or addresses referred to in
Section 5.01(b).

     (m) The names and addresses of all the Lock-Box Banks, together with the account numbers of the Lock-Box Accounts at such Lock-Box Banks, are specified in Exhibit C (as the same may be updated from time to time pursuant to Section 5.01(h)), together with a notation indicating which such Lock-Box Accounts will receive collections of Receivables that constitute Securitized Receivables.

     (n) Except as specified in Schedule 4.01(n), such Seller is not known by and does not use any tradename or doing-business-as name.

     (o) The transfers of Purchased Receivables by such Seller to the Purchaser pursuant to this Agreement, and all other transactions between such Seller and the Purchaser, have been and will be made in good faith and without intent to hinder, delay or defraud creditors of such Seller.


                                    ARTICLE V

                                    COVENANTS

     SECTION 5.01 Covenants of the Sellers.

     From the date hereof until the first day following the Facility Termination Date on which all of the Purchased Receivables are either collected in full or are written off the books of the Purchaser as uncollectible:

     (a) Compliance with Laws, Etc. Each Seller will comply in all material respects with all applicable laws, rules, regulations and orders and preserve and maintain its corporate existence, rights, franchises, qualifications and privileges except to the extent that the failure so to comply with such laws, rules and regulations or the failure so to preserve and maintain such existence, rights, franchises, qualifications, and privileges would not materially adversely affect the collectibility of the Purchased Receivables or the ability of such Seller to perform its obligations under this Agreement.

     (b) Offices, Records and Books of Account. Each Seller will keep its principal place of business and chief executive office and the office where it keeps its records concerning the Purchased Receivables at the addresses in
Schedule 5.01(b) hereto or, upon 30 days' prior written notice to the Purchaser, at any other locations in jurisdictions where all actions required by Section 5.01(k) shall have been taken and completed. Each Seller also will maintain and implement administrative and operating procedures (including, without limitation, an ability to recreate records evidencing Purchased Receivables and related Contracts in the event of the destruction of the originals thereof), and keep and maintain all documents, books, records and other information reasonably necessary or advisable for the collection of all Purchased Receivables (including, without limitation, records adequate to permit the daily identification of each new Purchased Receivable and all Collections of and adjustments to each existing Purchased Receivable). Each Seller shall make a notation in its books and records, including its computer files, to indicate which Receivables have been sold to the Purchaser hereunder.

     (c) Performance and Compliance with Contracts and Credit and Collection Policy. Each Seller will, at its expense, timely and fully perform and comply with all material provisions, covenants and other promises required to be observed by it under the Contracts related to the Purchased Receivables, and timely and fully comply in all material respects with the Credit and Collection Policy in regard to each Purchased Receivable and the related Contract.

     (d) Sales, Liens, Etc. Except for the sales of Receivables contemplated herein, each Seller will not sell, assign (by operation of law or otherwise) or otherwise dispose of, or create or suffer to exist any Adverse Claim upon or with respect to, any Purchased Receivable, Related Security or Collections, or upon or with respect to any account to which any Collections of any Purchased Receivable are sent, or assign any right to receive income in respect thereof; provided, however, that the provisions of this paragraph shall not prevent the existence of inchoate liens for taxes, assessments and governmental charges or claims not yet due or being contested in good faith and by appropriate proceedings; notwithstanding anything to the contrary, the Purchaser understands that each Seller will not segregate any Collections from other funds of such Person and that such Collections will be commingled with other funds of such Persons in the Sellers' Agent's cash management operations.

     (e) Extension or Amendment of Purchased Receivables. Except as provided in
Section 6.02(c), each Seller will not extend, amend or otherwise modify the terms of any Purchased Receivable.

     (f) Change in Business or Credit and Collection Policy. No Seller will make any change in either (i) the character of its business or (ii) its Credit and Collection Policy if such change would impair the collectibility of the Purchased Receivables.


     (g) Audits. Each Seller will, from time to time during regular business hours as requested by the Purchaser, permit the Purchaser and each Seller whose Purchased Receivables at such time constitute Securitized Receivables will, from time to time during regular business hours as requested by the Agent under the Sale Agreement, permit the Agent under the Sale Agreement:

          (i) to conduct an annual audit (or more frequently if an Event of Termination occurs) of the Purchased Receivables, the Related Security and the related books and records and collections systems of such Seller, the first such audit by the Agent under the Sale Agreement shall occur prior to March 1, 1998,

          (ii) semi-annually (or more frequently if an Event of Termination occurs) to examine and make copies of and abstracts from all books, records and documents

     (including, without limitation, computer tapes and disks) in the possession or under the control of the Seller relating to Purchased Receivables and the Related Security, including, without limitation, the Contracts, and

          (iii) semi-annually (or more frequently if an Event of Termination occurs) to visit the offices and properties of such Seller for the purpose of examining such materials described in clause (ii) above, and to discuss matters relating to Purchased Receivables and the Related Security or such Seller's performance hereunder with any of the officers or employees of such Seller having knowledge of such matters.

     (h) Change in Payment Instructions to Obligors. Each Seller whose Receivables constitute Securitized Receivables will not add or terminate any bank or bank account as a Lock-Box Bank or Lock-Box Account from those listed in Exhibit C to this Agreement, or make any change in its instructions to Obligors regarding payments to be made to any Lock-Box Bank, unless the Purchaser shall have received notice of such addition, termination or change (including an updated Exhibit C) and executed copies of Lock-Box Agreements with each new Lock-Box Bank or with respect to each new Lock-Box Account.

     (i) Deposits to Lock-Box Accounts. Each Seller of Receivables that constitute Securitized Receivables will deposit, or cause to be deposited, all Collections of Purchased Receivables that constitute Securitized Receivables into Lock-Box Accounts, and such Seller will not deposit or otherwise credit, or cause or permit to be so deposited or credited, to any Lock-Box Account cash or cash proceeds other than Collections of Purchased Receivables that constitute Securitized Receivables; provided, however, that notwithstanding the foregoing, failure to comply with the provisions hereof prior to December 19, 1997 shall not be a breach of this subsection (i); provided, further, however that cash collections representing payment of GST and/or Specified Boeing Receivables may at any time be credited or deposited to any Lock-Box Account; provided, however that any such amount so credited or deposited shall be held in trust for the applicable Seller.

     (j) Marking of Records. At its expense, each Seller will mark its master data processing records evidencing Purchased Receivables with a legend evidencing or otherwise mark its records to indicate that such Purchased Receivables have been sold in accordance with this Agreement.

     (k) Further Assurances.

          (i) Each Seller agrees from time to time, at its expense, promptly to execute and deliver all further instruments and documents, and to take all further actions, that may be necessary or desirable, or that the Purchaser or its assignee may reasonably request, to perfect, protect or more fully evidence the sale of Receivables under this Agreement, or to enable the Purchaser or its assignee to exercise and enforce its respective rights and remedies under this Agreement. Without limiting the foregoing, such Seller will, upon the request of the Purchaser or its assignee, (x) execute and file such financing or continuation statements, or amendments thereto, and such other instruments and documents, that may be necessary or desirable to perfect, protect or evidence such Purchased Receivables; and (y) deliver to the Purchaser copies of all Contracts (other than Long Term Contracts) relating to the Purchased Receivables and all records relating to such Contracts and the Purchased Receivables, whether in hard copy or in magnetic tape or diskette format (which if in magnetic tape or diskette format shall be compatible with the Purchaser's computer equipment).

          (ii) Each Seller authorizes the Purchaser or its assignee to file financing or continuation statements, and amendments thereto and assignments thereof, relating to the Purchased Receivables and the Related Security, the related Contracts and the Collections with respect thereto without the signature of such Seller where permitted by law. A photocopy or other reproduction of this Agreement shall be sufficient as a financing statement where permitted by law.

          (iii) Each Seller shall perform its obligations under the Contracts related to the Purchased Receivables to the same extent as if the Purchased Receivables had not been sold or transferred.

     (l) Reporting Requirements. The Sellers' Agent will provide to the Purchaser the following:

          (i) as soon as available and in any event within 45 days after the end of the first three quarters of each fiscal year of the Sellers' Agent balance sheets of the Sellers' Agent and its consolidated subsidiaries as of the end of such quarter and statements of income and retained earnings of the Sellers' Agent and its subsidiaries for the period commencing at the end of the previous fiscal year and ending with the end of such quarter, certified by the chief financial officer of the Sellers' Agent;

          (ii) as soon as available and in any event within 90 days after the end of each fiscal year of the Sellers' Agent, a copy of the Annual Report of Form 10-K for such year for the Sellers' Agent and its consolidated subsidiaries, containing financial statements for such year audited by Arthur Andersen & Co. or other nationally recognized independent public accountants;

          (iii) as soon as possible and in any event within five days after the occurrence of each Event of Termination or event that, but for notice or the lapse of time or both, would constitute an Event of Termination, a statement of the chief financial officer of the Sellers' Agent setting forth details of such Event of Termination or event that, but for notice or the lapse of time or both, would constitute an Event of Termination and the action that the Sellers' Agent has taken and proposes to take with respect thereto;

          (iv) promptly after the filing or receiving thereof, copies of all reports and notices that the Sellers' Agent or any Affiliate files under applicable legislation or that the Sellers' Agent or any Affiliate receives from any applicable regulatory authority or from any multiemployer plan to which the Sellers' Agent or any Affiliate is or was, within the preceding five years, a contributing employer, in each case in respect of the assessment of withdrawal liability or an event or condition which could, in the aggregate, result in the imposition of liability on the Sellers' Agent and/or any such Affiliate in excess of $1,000,000;

          (v) at least ten Business Days prior to any change in each Seller's name, a notice setting forth the new name and the effective date thereof; and

          (vi) such other information respecting the Purchased Receivables or the condition or operations, financial or otherwise, of the Sellers as the Purchaser may from time to time reasonably request.

     (m) Each Seller will: (i) maintain separate corporate records and books of account from those of the Purchaser and CNC Finance LLC; (ii) conduct its business from an office separate from that of the Purchaser and CNC Finance LLC (which office may be located in identifiable space within the headquarters of Coltec Industries Inc or any of its affiliates); (iii) ensure that all oral and written communications, including without limitation, letters, invoices, purchase orders, contracts, statements and applications, will be made solely in its own name; (iv) have stationery and other business forms and a mailing address and a telephone number separate from those of the Purchaser or CNC Finance LLC; (v) not hold itself out as having agreed to pay, or as being liable for, the obligations of the Purchaser or CNC Finance LLC; (vi) continuously maintain as official records the resolutions, agreements and other instruments underlying the transactions contemplated by this Agreement; and (vii) disclose on its annual financial statements the effects of the transactions contemplated by this Agreement in accordance with generally accepted accounting principles.

     SECTION 5.02 Covenant of the Sellers and the Purchaser.

     The Sellers and the Purchaser have structured this Agreement with the intention that each Purchase of Receivables hereunder be treated as a sale of such Receivables by the Sellers to the Purchaser for all purposes. The Sellers and the Purchaser shall record each Purchase as a sale or purchase, as the case may be, on its books and records, and reflect, to the extent required or permitted by applicable law and/or accounting rules, each Purchase in its financial statements and tax returns as a sale or purchase, as the case may be. In the event that, contrary to the mutual intent of the Sellers and the Purchasers, any Purchase of Receivables hereunder is not characterized as a sale, the Sellers shall, effective as of the date hereof, be deemed to have granted (and the Sellers hereby do grant) to the Purchaser a first priority security interest in and to any and all Purchased Receivables, Related Security and the proceeds thereof to secure the repayment of all amounts advanced to the Sellers hereunder with accrued interest thereon, and this Agreement shall be deemed to be a security agreement.

                                   ARTICLE VI

                          ADMINISTRATION AND COLLECTION

     SECTION 6.01 Undertaking to Collect and Administer Receivables.

     In consideration of the purchase by the Purchaser of Receivables hereunder and the payment to each Seller purchase price therefor, each Seller agrees to service, administer and collect the portion of the Purchased Receivables owned by the Purchaser that was acquired from such Seller.

     SECTION 6.02 Duties.

     (a) Each Seller shall take or cause to be taken all such actions as may be necessary or advisable to collect each Purchased Receivable that was sold by it to the Purchaser hereunder from time to time, all in accordance with applicable laws, rules and regulations, with reasonable care and diligence, in accordance with the Credit and Collection Policy and subject to the directions of the Purchaser or its designees. In performing such duties, each Seller shall, subject to the directions of the Purchaser or its designee, exercise the same care and apply the same policies as it would exercise and apply if it owned such Purchased Receivables and shall act in the best interests of the Purchaser and its assignees.

     (b) On or before the tenth Business Day after the end of each Fiscal Month, each Seller shall prepare and forward to the Purchaser (i) a Monthly Report,

relating to all then outstanding Purchased Receivables sold by such Seller hereunder and the Related Security and Collections with respect thereto, in each case, as of the close of business of such Seller on the last day of the immediately preceding Fiscal Month, and (ii) if requested by the Purchaser, a listing by Obligor of all Purchased Receivables, together with an aging report of such Purchased Receivables.

     (c) Without the prior approval of the Purchaser or its designee, no Seller may extend the maturity or adjust the Outstanding Balance of any Purchased Receivable that was sold by it to the Purchaser hereunder or amend or otherwise modify the terms of any Purchased Receivable that was sold by it to the Purchaser hereunder.

     (d) Each Seller shall retain for the benefit of the Purchaser and shall hold in trust for the Purchaser, all documents, instruments and records (including, without limitation, computer tapes or disks) which evidence or relate to Purchased Receivables sold by such Seller hereunder.

     (e) Each Seller shall retain any cash collections or other cash proceeds received by it with respect to Receivables not constituting Purchased Receivables sold by it hereunder, unless such Collections or proceeds related to Purchased Receivables sold by a different Seller, in which case, such collections or proceeds shall constitute Collections of such Purchased Receivables and shall be forthwith paid to the Purchaser. Each Seller shall retain or promptly remove from the Lockbox Accounts all cash collections representing payment of GST or a

Specified Boeing Receivable and shall timely make payment of all GST when due to applicable tax authorities.

     (f) No Seller shall have the authority to act on behalf of the Purchaser or its designee except as is expressly conferred herein; provided, however, that no Seller shall have the authority to contract in the name of the Purchaser or its designees.

     (g) Each Seller shall, at the request of the Sellers' Agent or the Purchaser or its successors and assigns, separately state in each Monthly Report all Receivables that are denominated in United States dollars and all Receivables that are denominated in Canadian dollars.

     SECTION 6.03 Certain Rights of the Purchaser.

     (a) The Purchaser may, at any time, give notice of ownership and/or direct the Obligors of Purchased Receivables and any Person obligated on any Related Security, or any of them, that payment of all amounts payable under any Purchased Receivable shall be made directly to the Purchaser or its designee. Each Seller hereby transfers to the Purchaser (and its assigns and designees) the exclusive ownership and control of the Lock-Box Accounts maintained by such Seller for the purpose of receiving Collections.


     (b) Each Seller shall, at any time upon the Purchaser's request and at such Seller's expense, give notice of such ownership to each Obligor of Purchased Receivables and direct that payments of all amounts payable under such Purchased Receivables be made directly to the Purchaser or its designee.

     (c) At the Purchaser's request and at each Seller's expense, each Seller shall (x) assemble all of the documents, instruments and other records (including, without limitation, computer tapes and disks) that evidence or relate to the Purchased Receivables acquired from such Seller, and the related Contracts (excluding the Long Term Contracts themselves) and Related Security, or that are otherwise necessary or desirable to collect the Purchased Receivables, and shall make the same available to the Purchaser at a place selected by the Purchaser, and (y) segregate all cash, checks and other instruments received by it from time to time constituting Collections of such Purchased Receivables in a manner acceptable to the Purchaser and, promptly upon receipt, remit all such cash, checks and instruments, duly endorsed or with duly executed instruments of transfer, to the Purchaser or its designee. The Purchaser shall also have the right to make copies of all such documents, instruments and other records at any time.

     (d) At the Purchaser's request and at each Seller's expense, each Seller shall (x) assemble all of the documents, instruments and other records (including, without limitation, computer tapes and disks), maintained by such Seller that relate to the Purchased Receivables, and the related Contracts (excluding the Long Term Contracts themselves) and Related Security, and shall make the same available to the Purchaser at a place selected by the Purchaser, and (y) segregate all cash, checks and other instruments received by it from time to time constituting

Collections of Purchased Receivables in a manner acceptable to the Purchaser and, promptly upon receipt, remit all such cash, checks and instruments, duly endorsed or with duly executed instruments of transfer, to the Purchaser or its designee. The Purchaser shall also have the right to make copies of all such documents, instruments and other records at any time.

     SECTION 6.04 Rights and Remedies.

     (a) If a Seller fails to perform any of its obligations under this Agreement, the Purchaser may (but shall not be required to) itself perform, or cause performance of, such obligation, and, if such Seller fails to so perform, the costs and expenses of the Purchaser incurred in connection therewith shall be payable by such Seller, as provided in Section 8.01 or Section 9.04 as applicable.

     (b) Each Seller shall perform all of its obligations under the Contracts related to the Purchased Receivables to the same extent as if such Seller had not sold Receivables hereunder and the exercise by the Purchaser of its rights hereunder shall not relieve such Seller from such obligations or its obligations with respect to the Purchased Receivables. The Purchaser shall not have any obligation or liability with respect to any Purchased Receivables or related Contracts, nor shall the Purchaser be obligated to perform any of the obligations of such Seller thereunder.

     SECTION 6.05 Transfer of Records to Purchaser.

     (a) Each Purchase of Receivables hereunder shall include the transfer to the Purchaser of all of the Seller's right and title to and interest in the records relating to such Receivables.

     (b) Each Seller shall take such action requested by the Purchaser, from time to time hereafter, that may be necessary or appropriate to ensure that the Purchaser has an enforceable ownership interest in the records relating to the Purchased Receivables.


                                   ARTICLE VII

                              EVENTS OF TERMINATION

     SECTION 7.01 Events of Termination.

     If any of the following events ("Events of Termination") shall occur and be continuing:

     (a) The Sellers' Agent shall fail (i) to transfer to the Purchaser when requested any rights, pursuant to this Agreement, which the Sellers' Agent then has and such failure shall have a material adverse effect upon the interest of the Purchaser and shall remain unremedied for thirty (30) days after written notice thereof shall have been given to the Sellers' Agent by the Purchaser, or
(ii) to make any payment required under Section 2.04(a) or 2.04(b); or

     (b) Any representation or warranty made or deemed made by a Seller (or any of its officers) under or in connection with this Agreement or any written information or report delivered by a Seller pursuant to this Agreement shall prove to have been incorrect or untrue in any material respect when made or deemed made or delivered and such breach shall have a material adverse effect upon the interest of the Purchaser and shall remain unremedied for thirty (30) days after written notice thereof shall have been given to the Sellers' Agent by the Purchaser; or

     (c) A Seller shall fail to perform or observe any other term, covenant or agreement contained in this Agreement on its part to be performed or observed and any such failure shall remain unremedied for thirty (30) days after written notice thereof shall have been given to the Sellers' Agent by the Purchaser (or, with respect to a failure to deliver the Monthly Report pursuant to this Agreement, such failure shall remain unremedied for five days, without a requirement for notice) and such failure shall have a material adverse effect on the interest of the Purchaser; or

     (d) Any Purchase of Receivables hereunder, the Related Security and the Collections with respect thereto shall for any reason cease to constitute valid and perfected ownership interest or security interest in such Purchased Receivables, Related Security and Collections free and clear of any Adverse Claim; or

     (e) A Seller or any of its subsidiaries shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against a Seller or any of its subsidiaries seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its property and, in the case of any such proceeding instituted against it (but not instituted by it), either such proceeding shall remain undismissed or unstayed for a period of sixty (60) days, or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, it or for any substantial part of its property) shall occur; or the Seller or any of its subsidiaries shall take any corporate action to authorize any of the actions set forth above in this subsection (e); or

     (f) The occurrence of an Event of Default under the Credit Agreement and such Event of Default shall remain unremedied for five (5) days after written notice thereof shall have been given to the Sellers' Agent by the Purchaser; or

     (g) An Event of Termination shall have occurred under the Sale Agreement;

then, and in any such event, the Purchaser may, by notice to the Sellers' Agent, declare the Facility Termination Date to have occurred (in which case the Facility Termination Date shall be deemed to have occurred); provided, that, automatically upon the occurrence of any event

(without any requirement for the passage of time or the giving of notice) described in paragraph (e) of this Section 7.01, the Facility Termination Date shall occur. Upon any such declaration or designation or upon such automatic termination, the Purchaser shall have, in addition to the rights and remedies under this Agreement, all other rights and remedies with respect to the Purchased Receivables provided after default under the PPSA and under other applicable law, which rights and remedies shall be cumulative.

     SECTION 7.02 Individual Seller Termination.

     Except for any Seller constituting a division of Coltec Industries Inc, if all of the outstanding capital stock of a Seller shall cease to be owned, directly or indirectly, by Coltec Industries Inc, such Seller shall immediately cease selling Receivables and the Purchaser shall immediately cease purchasing such Seller's Receivables hereunder.


                                  ARTICLE VIII

                                 INDEMNIFICATION

     SECTION 8.01 Indemnities.

     Without limiting any other rights which the Purchaser may have hereunder or under applicable law, each Seller, severally and not jointly, and Coltec, jointly and severally with each other Seller, hereby agree to indemnify the Purchaser and its assigns and transferees (each, an "Indemnified Party") from and against any and all damages, claims, losses, liabilities and related costs and expenses, including reasonable attorneys' fees and disbursements (all of the foregoing being collectively referred to as "Indemnified Amounts"), awarded against or incurred by any Indemnified Party arising out of or as a result of:

          (i) any representation or warranty or statement made or deemed made by such Seller (or any of its officers) under or in connection with this Agreement, which shall have been incorrect in any material respect when made;

          (ii) the failure by such Seller to comply with any applicable law, rule or regulation with respect to any Purchased Receivable sold by such Seller; or the failure of any Purchased Receivable sold by such Seller or the related Contract to conform to any such applicable law, rule or regulation;

          (iii) the failure to vest in the Purchaser absolute ownership of the Receivables that are, or that purport to be, the subject of a Purchase from such Seller under this Agreement and the Related Security and Collections in respect thereof, free and clear of any Adverse Claim;

          (iv) the failure of such Seller to have filed, or any delay in filing, financing statements or other similar instruments or documents under the PPSA of any applicable jurisdiction or other applicable laws with respect to any Receivables that are, or that purport to be, the subject of a Purchase sold by such Seller under this Agreement and the Related Security and Collections in respect thereof, whether at the time of any Purchase from such Seller or at any subsequent time;

          (v) any dispute, claim, offset or defense (other than discharge in bankruptcy of the Obligor) of the Obligor to the payment of any Receivable that is, or that purports to be, the subject of a Purchase from such Seller under this Agreement (including, without limitation, a defense based on such Receivable or the related Contract not being a legal, valid and binding obligation of such Obligor enforceable against it in accordance with its terms), or any other claim resulting from the sale of the merchandise or services related to such Receivable or the furnishing or failure to furnish such merchandise or services or relating to collection activities with respect to such Receivable except to the extent that such dispute, claim, offset or defense results solely from actions or failures to act of the Purchaser or its assigns;

          (vi) any failure of such Seller to perform its duties or obligations in accordance with the provisions hereof or to perform its duties or obligations under any Contract related to a Purchased Receivable sold by such Seller;

          (vii) any products liability or other claim arising out of or in connection with merchandise, insurance or services which are the subject of any Contract related to a Purchased Receivable sold by such Seller;

          (viii) the commingling by such Seller or an affiliate of such Seller of Collections of Purchased Receivables sold by such Seller at any time with other funds of such Seller or an Affiliate of such Seller;

          (ix) any investigation, litigation or proceeding related solely to this Agreement or the ownership of Purchased Receivables sold by such Seller and the Related Security, or Collections with respect thereto or in respect of any Purchased Receivable sold by such Seller and the Related Security or related Contract, except to the extent any such investigation, litigation or proceeding relates to a possible matter involving an Indemnified Party for which neither such Seller nor any of its Affiliates is at fault;

          (x) any failure of such Seller to comply with its covenants contained in Section 5.01;

          (xi) any claim brought by any Person other than an Indemnified Party arising from any activity by such Seller or any Affiliate of such Seller in servicing, administering or collecting any Purchased Receivable sold by such Seller; or

          (xii) any Dilution with respect to any Purchased Receivable sold by such Seller.

     It is expressly agreed and understood by the parties hereto (i) that the foregoing indemnification is not intended to, and shall not, constitute a guarantee of the collectibility or payment of the Purchased Receivables and (ii) that nothing in this Section 8.01 shall require a Seller to indemnify any Person
(x) for Receivables which are not collected, not paid or uncollectible on account of the insolvency, bankruptcy, or financial inability to pay of the applicable Obligor, (y) for damages, losses, claims or liabilities or related costs or expenses resulting from such Person's gross negligence or willful misconduct, or (z) for any income taxes or franchise taxes incurred by such Person arising out of or as a result of this Agreement or in respect of any Purchased Receivable or any Contract.


                                   ARTICLE IX

                                  MISCELLANEOUS

     SECTION 9.01 Amendments, Etc.

     No amendment or waiver of any provision of this Agreement or consent to any departure by a Seller therefrom shall be effective unless in a writing signed by the Purchaser and, in the case of any amendment, also signed by the Sellers' Agent, and then such amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. No failure on the part of the Purchaser to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right.

     SECTION 9.02 Notices, Etc.

     All notices and other communications hereunder shall, unless otherwise stated herein, be in writing (which shall include electronic transmission) shall be personally delivered, express couriered, electronically transmitted (whether by facsimile, e-mail or otherwise) or mailed by registered or certified mail and shall, unless otherwise expressly provided herein, be effective when received at the address set forth under a party's name on the signature pages hereof or at such other address as shall be designated by such party in a written notice to the other parties hereto.

     SECTION 9.03 Binding Effect; Assignability.

     (a) This Agreement shall be binding upon and inure to the benefit of the Sellers, the Purchaser and their respective successors and assigns; provided, however, that a Seller may not assign its rights or obligations hereunder or any interest herein without the prior written consent of the Purchaser.

     (b) This Agreement shall create and constitute the continuing obligations of the parties hereto in accordance with its terms, and shall remain in full force and effect until such time, after the Facility Termination Date, when all of the Purchased Receivables are either collected in full or become Defaulted Receivables; provided, however, that rights and remedies with respect to any breach of any representation and warranty made by the Seller pursuant to Article IV and the provisions of Article VIII and Section 9.04 shall be continuing and shall survive any termination of this Agreement.

     SECTION 9.04 Costs, Expenses and Taxes.

     (a) In addition to the rights of indemnification granted to the Purchaser pursuant to Article VIII hereof, each Seller agrees to pay on demand all costs and expenses in connection with the preparation, execution and delivery of this Agreement and the other documents and agreements to be delivered hereunder, including, without limitation, the reasonable fees and out-of-pocket expenses of counsel for the Purchaser with respect thereto and with respect to advising the Purchaser as to its rights and remedies under this Agreement, and each Seller agrees to pay all costs and expenses, if any (including reasonable counsel fees and expenses), in connection with the enforcement of this Agreement against such Seller and the other documents to be delivered hereunder excluding, however, any costs of enforcement or collection of Purchased Receivables.

     (b) In addition, each Seller agrees to pay any and all stamp and other taxes and fees payable in connection with the execution, delivery, filing and recording of this Agreement or the other documents or agreements to be delivered hereunder with respect to such Seller, and each Seller agrees to save each Indemnified Party harmless from and against any liabilities with respect to or resulting from any delay in paying or omission to pay such taxes and fees.

     SECTION 9.05 [reserved]

     SECTION 9.06 [reserved]

     SECTION 9.07 Governing Law.

     THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NORTH CAROLINA (WITHOUT GIVING EFFECT TO THE CONFLICT OF LAWS PRINCIPLES THEREOF), EXCEPT TO THE EXTENT THAT THE PERFECTION OF THE PURCHASER'S OWNERSHIP OF OR SECURITY INTEREST IN THE RECEIVABLES OR REMEDIES HEREUNDER, IN RESPECT THEREOF, ARE GOVERNED BY THE LAWS OF A JURISDICTION OTHER THAN THE STATE OF NORTH CAROLINA.

     SECTION 9.08 Third Party Beneficiary.

     Each of the parties hereto hereby acknowledges that the Purchaser is transferring the Securitized Receivables and certain of its rights under this Agreement to CNC Finance LLC under the Receivables Purchase and Contribution Agreement, dated as of the date hereof (the "CNCI Purchase Agreement") between the Purchaser and CNC Finance LLC and that CNC Finance LLC is transferring an interest in the Securitized Receivables and certain of its rights under the CNCI Purchase Agreement pursuant to the Sale Agreement and each Seller hereby consents to all such transfers and assignments. CNC Finance LLC and the other parties to the Sale Agreement shall be third-party beneficiaries of and shall, following the occurrence of an Event of Termination under the Sale Agreement, be entitled to enforce the Purchaser's rights and remedies under this Agreement solely with respect to the Securitized Receivables to the same extent as if they were parties hereto, except to the extent specifically limited under the terms of the CNCI Purchase Agreement or the Sale Agreement.

     SECTION 9.09 Execution in Counterparts.

     This Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement. Delivery of an executed counterparty of a signature page to this Agreement by facsimile shall be effective as delivery of a manually executed counterpart of this Agreement.

                  [Remainder of Page Intentionally Left Blank]

     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.


SELLERS:                                COLTEC AEROSPACE CANADA LTD.


                                        By:_____________________________________
                                        Name:___________________________________
                                        Title:__________________________________

                                        Address:


                                        ________________________________________
                                        Attention:______________________________
                                        Facsimile No.:  (   )    -
                                                         ___  __   ____


                                        Account Information:

                                        ____________________



                                        GARLOCK OF CANADA LTD.


                                        By:_____________________________________
                                        Name:___________________________________
                                        Title:__________________________________



                                        Address:


                                        ________________________________________

                                        Attention:______________________________
                                        Facsimile No.:  (   )    -
                                                         ___  ___  ____


                                        Account Information:

                                        ____________________

PURCHASER:                              COLTEC NORTH CAROLINA INC


                                        By:_____________________________________
                                        Name:___________________________________
                                        Title:__________________________________


                                        Address:

                                        3 Coliseum Centre
                                        2550 West Tyvola Road
                                        Charlotte, North Carolina  28217
                                        Attention:  Thomas B. Jones, Jr.,
                                                    Treasury Department
                                        Facsimile No.:  (704) 423-7069

SELLER'S AGENT:                         COLTEC INDUSTRIES INC


                                        By:_____________________________________
                                        Name:___________________________________
                                        Title:__________________________________


                                        Address:

                                        3 Coliseum Centre
                                        2550 West Tyvola Road
                                        Charlotte, North Carolina  28217
                                        Attention:  Thomas B. Jones, Jr.,
                                                    Treasury Department
                                        Facsimile No.:  (704) 423-7069

                                    EXHIBIT A

                   FORM OF OPINION OF COUNSEL FOR THE SELLERS

                                    EXHIBIT B

                          CREDIT AND COLLECTION POLICY

                                    EXHIBIT C

                                 LOCK-BOX BANKS


Bank Name                                               Contains Collections of
and Address                 Account No.                 Securitized Receivables
-----------                 -----------                 -----------------------

                                                                    Attachment 1
                                                                              To
                                                        Receivables Transfer and
                                                        Administration Agreement


                            [FORM OF SALE ASSIGNMENT]

     SALE ASSIGNMENT, dated as of ______________ ___ 19___, between [SELLER] (the "Seller") and Coltec North Carolina Inc ("CNCI").

     1. We refer to the Receivables Transfer and Administration Agreement, dated as of September _, 1997, by and among Coltec Industries Inc, the Seller, certain affiliates of Coltec Industries Inc and CNCI (the "Agreement"). All provisions of the Agreement are incorporated herein by reference. All capitalized terms shall have the meanings set forth in the Agreement.

     2. The Seller does hereby sell, transfer, absolutely assign, set over and convey to CNCI, without recourse, all right, title and interest of the Seller in and to all Receivables from time to time arising and owned by the Seller.

     3. The Seller does hereby make the representations and warranties referred to in Section 4.01 of the Agreement with respect to each Purchased Receivable with full force and effect as if fully set forth herein.

     IN WITNESS WHEREOF, the parties have caused this Sale Assignment to be executed by their respective officers thereunto duly authorized, as of the date first above written.

                                        [SELLER]



                                        By:
                                           -------------------------------------
                                        Name:
                                        Title:




                                        COLTEC NORTH CAROLINA INC

                                        By:
                                           -------------------------------------
                                        Name:
                                        Title: